Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Adaptive Biotechnologies Corporation for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated February 26, 2020, with respect to the financial statements of Adaptive Biotechnologies Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

July 14, 2020